Exhibit 99.2

Memry Corporation

May 12, 2005

Memry Corporation

May 12, 2005

Operator:	Good morning everyone. Thank you all for holding and welcome to the Memry Corporation Third Quarter Earnings Release Conference Call, with your host Mr. James Binch, CEO of Memry Corporation. Today’s conference will begin with a presentation followed by a question & answer session. Instructions on that feature will follow later in the program. I would now like to turn the call over to Mr. Binch, sir your line is now open.

James Binch:	Thank you very much operator and good morning to everybody. Welcome to Memry Corporation’s Third Fiscal Quarter 2005 Earnings Conference Call. I am James Binch, president and chief executive officer and Bob Belcher our chief financial officer is also on the call and will be available to answer questions.

Before we begin, I need to inform you that this morning’s discussion contains forward-looking statements that involve known and unknown risks, uncertainties or other factors not under the company’s control. Those risks may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to those detailed in the company’s periodic filings with the Securities and Exchange Commission.

I would like to request that those of you who would like to ask questions at the conclusion of my prepared remarks this morning as no more than two questions at a time, so that others have a chance to answer questions. For any reporters who may be on the call, we

Memry Corporation

May 12, 2005

would ask that you refrain from addressing questions to us during the call. However, following the call Chief Financial Officer Bob Belcher and I will be available at our main number, area code 203-739-1100 to answer follow up questions. And now, I will turn to my prepared remarks for this morning.

Consolidated revenues for the three months ended March 31st rose 48% to $12.67 million from $8.57 million last year. While we reported net earnings of $735,000 compared to $365,000 the previous year. On a per share basis, the current quarter was equal to $0.03 per share compared to $0.01 per share a year ago. While operating income was $1.613 million compared to only $596,000 last year, nearly a threefold improvement.

For the nine months ended March 31st, revenues rose 27.5% to $31.7 million compared to $24.8 million the previous fiscal year. While net income rose 69% to $1,845,000 compared to $1,089,000 last year. Fully diluted earnings per share for the nine month period rose to $0.07 per share from $0.04 per share last year.

Our shape memory alloy related revenues during the quarter rose smartly from the year ago period to $9.6 million or 12%. Putnam also had a stellar quarter, surpassing its own previous quarterly revenue records with shipments of $3,070,000 of polymer extrusion components during the quarter. The principal drivers for the improved shape memory related results were sizable increases in both tubular and wire based stent component demand along with continued growth in our micro-component and guidewire medical components activities. These gains were offset by decline in tubular revenues compared to the year ago period due to a variety of factors, such as scheduled

Memry Corporation

May 12, 2005

price reductions, inventory adjustments, customer product mix changes and in two cases customer market share declines due to increased competition for their end products. Although, it’s still early in this current quarter, it appears our tubular shipments will rise in the current quarter compared to both the second and third quarters of this fiscal year. Shipments of prototypes from new medical devices again had a particularly strong quarter, which over time we hope will translate into increased shipments of commercial products.

With the first full quarter of Putnam’s results now included in the quarters consolidated results, we were very satisfied with their performance, which, contributed to not only over revenues but also to overall gross margins and operating profits. Polymer shipments accounted for 24.2% of overall revenues during the quarter and helped in our attaining of 40% overall gross margin for the quarter. Major efforts have been and will continue to be expended, building Putnam’s manufacturing infrastructure to enable it to meet rising demand for it’s unique capabilities. We are convinced that if we meet our customer’s delivery expectations there is solid organic growth potential for Putnam. In addition, there are those projects requiring the expertise of both organizations, several of which are now well underway. The outlook for the remainder of our fiscal year remains promising on both the Nitinol and Polymer fronts. Tubular and wire form stent demand for the quarter is expected to remain robust, our shipments in Nitinol tubing micro-coil and guidewire components are also expect to show further improvement.

Putnam’s provision of jacketed guidewire components, delivery catheters and sheaths are similarly showing solid indications of continued growth, which should over well for overall fourth quarter

Memry Corporation

May 12, 2005

shipments. As we stated in our last conference call in February, we expected the revenue run rate of the combined new entity to reach $50 million by fiscal year end. As you can see we reached this point ahead of schedule and we expect the fourth quarter will further solidify this guidance. At this time we expect to see solid year-over-year growth in fiscal 2006, benefiting from both the inclusion of Putnam results for the entire year, as well as solid core growth from both our Nitinol and Putnam’s extrusion market applications.

Once we complete our forecasting and budgeting exercise for fiscal 2006 in the coming months, we will be in a better position to provide more informed guidance for next year, which will likely be at the time of our next conference call covering both our fourth quarter and year end results. Our immediate focus today is to continue broadening our core capabilities and capacities so that we can meet the rising expectations of our customers, maintain the highest possible quality of product and contain cost, so that more income flows through to our bottom-line. We will continue to breakout the non-cash charges associated with the amortization of intangible assets required in the Putnam transaction, to enable you to better understand the cash flow strength of the combined operations and to better assess the quality of our earnings as we report.

This concludes my prepared remarks for this morning, we will now take your question. And I will turn it back to you, the operator.

Question:	Bob, I would like to start out with you actually this morning if we could. Could you give a little clarification as to what happened in terms of the reclassification between intangibles and goodwill from Q2 to Q3 ‘05?

Memry Corporation

May 12, 2005

Robert Belcher:	As you know, the process of attributing valuation to items such as customer relationships, development technology and trademarks is somewhat complex. It’s not an exact science. When companies do acquisitions they are allowed one year to finalize that type of activity. As most firms do, Memry has retained outside assistance to help refine our estimates and further understand the process. So we’ve gotten much more accurate. It’s really a process of pulling together evaluation techniques approved by the SEC to come up with the best estimate for these types of intangible assets. This quarter reflects a more accurate estimate than the previous one.

Question:	Okay. Jim or Bob, if you can discuss really — could we discuss maybe where we think we will exit fiscal year ‘05 in overall projected mix in revenues between Memry and Putnam and may be what we might expect in terms of fiscal year ‘06 in terms of where that may go in terms of revenue being split up between the two business?

Robert Belcher:	As far as the mix, both Putnam and Memry are in growth modes at the moment. Putnam is probably growing a little bit faster in the extrusion business than the Nitinol business at the moment. We said it was 24% of our consolidated revenue for most recent quarter. That percentage might grow a little bit, but I don’t think a whole lot over the next fiscal year.

Question:	Just a couple of questions, how did Putnam’s gross margins look versus a year ago?

Robert Belcher:	Putnam was a private company operating with a different set of business objectives. They were very interested in taxes and probably somewhat more focused on profitability than growth. Their gross

Memry Corporation

May 12, 2005

margins today are probably a little bit lower than they were a year ago, because we are basically investing to grow the company. We have added staff and programs. That being said, the gross margins are still quite healthy — probably somewhat higher than the Nitinol business’s gross margin. So, I’m pretty happy with the margins at Putnam.

Question:	Do you think the margins — their gross margins will stay about where they are from here?

Robert Belcher:	I don’t really want to make a specific gross margin forecast. They focus on the high-end, the difficult extrusion products. That’s why they have been able to have healthy margins. We are investing to grow the business. So in the front end of that process, you know, sometimes margins may be reduced a little bit, but as we start to grow the company we get the benefits of cost absorption, I think they are going to stay pretty healthy. That’s certainly our hope.

Question:	Sure, and then in the press release you talked about you know, the $500,000 decline in revenue from superelastic tube. What are the applications for superelastic tube?

James Binch:	Superelastic tube is the principle form in which our tube is supplied.

The applications for that of course range from catheter and delivery systems to stents. That is the starting material for a lot of the peripheral stents.

Question:	Okay, so that’s just you basic standard tubing?

James Binch:	It’s the basic standard form in which we will provide tubing. Once in a while people want tube that responds to temperature and therefore it’s

Memry Corporation

May 12, 2005

shape memory tube as opposed to superelastic tube. But that’s a very small portion of the market demand.

Question:	Now, do you think those inventory adjustments are just about over?

James Binch:	There’s a wide range of factors that affect our tubing demand at any given quarter. The abrupt changes we saw months ago were principally due to inventory imbalances. That’s been largely worked through at the moment. Now, it’s more a function of how each individual customer’s product demand shapes up during a quarter or a six-month period.

Competing products or devices come into the market place. In certain cases we have volume-based agreements that involve a price adjustment when certain volume levels are achieved. One company had an expectation on early clinical results in an overseas market, which was a large market. When they released, it turned out that the physicians and the physician community felt that the sizes were not quite right for the patient population. That resulted in the company doing a redesign effort to make the devices smaller. This required a smaller size tube than they had ordered. So the ones they had ordered became surplus. They are now being picked up with another size tube that’s smaller, so that the base could be smaller. There are a variety of factors affecting demand in any three-month period. We are experiencing increases in shipment levels now for the current quarter. Going forward we anticipate there will always be some new device that enters the market that competes with our customers’ products.

Question:	You made a comment a few minutes ago about the strength of your cash flow and I wondered if there was any sort of more subtle

Memry Corporation

May 12, 2005

characteristic of that you could describe other than just the straight financial analysis?

Robert Belcher:	What exactly do you mean?

Question:	Well, I am just wondering, why you highlighted your cash flow in your comments?

Robert Belcher:	Following the acquisition we have significantly increased the amortization of intangible assets. That’s a non-cash charge. Memry also is working through net operating losses. So we are not paying Federal income taxes. Next year, the company as well other public companies will began expensing options. That’s another non-cash charge. We are pretty pleased with our ability to generate cash. We are drawing investors’ attention to that going forward on because it is a source of value for any company. And it’s a source for us to, over time, both pay down debt and look at new business development opportunities.

Question:	So, what would you say your cash flow was for the third quarter?

Robert Belcher:	We will be releasing our Q in a couple of days and it will come out then.

Question:	Thanks Two questions on Putnam. First of all, could you give us a little more background on what they do and why it fits with Memry? And secondly, all the comments that have been made today and also in the release would suggest that Putnam is doing reasonably well and in February you hadn’t expected it to add to profits in the next 12 months, but it sounds as though perhaps it is. Those are the two.

Memry Corporation

May 12, 2005

James Binch:	Putnam’s business is the extrusion of various types of plastics into tubing, forms of tubing that are used in both delivery of medical devices and as access systems for various medical procedures, both diagnostic as well as interventional. The type of business that Jim Dandeneau and the Putnam team developed was focusing on more exotic types of tubing that are very difficult to extrude and have multiple channels inside of the tube or perhaps are comprised of two or three different layers of different types of polymers in the single extrusion, to achieve various desired properties on the part of the medical device company.

In many instances, the sheath or the catheter system that is extruded by Putnam actually is the catheter or the sheath into which the Memry componentry is placed. It simplifies the supply chain for the medical device firm to work with a single supplier that provides both of these critical components. There are other instances today where the combination of materials and particularly extrusions and metal components are required capabilities to develop the next generation of devices, because they are no longer single forms of materials. We find there are increasing opportunities to combine the capability of Memry to make a component, which then becomes jacketed with a polymer made by Putnam. Following that, there may be either value added to the component or to the assembly.

The reasons for the acquisition were strategic, to broaden the base of business to include more than one form and type of material focused on a consistent universe of customers. We have sales, marketing and product development leverage beneficial to the customer and Memry. Finally, one of the things that’s attractive about Putnam from a Memry

Memry Corporation

May 12, 2005

Corporation perspective is that many of Putnam’s products are not permanently implanted in the body. As a result, the FDA approval process for the componentry with which they are more often and more typically associated, is faster in product development and with faster commercialization cycles than the traditional Memry componentry, which is generally a permanent implant and requires a much longer FDA approval cycle. So, it permits a better balance on the total corporate mix of business, and it stays and keeps us focused very centrally on high technology applications with more and more materials for a unified customer base.

Robert Belcher:	As far as contributing to the company’s results, when we last spoke, we were very new into our relationship with Putnam. Through the period that we are reporting now, Putnam has been a contributor to the company’s top line and bottom line. So it has been a very favorable acquisition.

Question:	Good morning. You had mentioned that you are investing in Putnam plastics for growth. Where do you see that growth coming from, is it in the same type of applications or are you looking to expand into additional applications?

James Binch:	For the immediate moment, the investments we are making are really to enable Putnam to do more of what they are currently doing, but to do so in much higher volumes than they are currently able to do. Even for Putnam, their entrance into the coating or extrusion of polymer onto discrete lengths of the wire in a specific form makes them one of the unique providers in the U.S. This has opened up a significant new market for them. That happens to be an area in which there are some fundamental changes taking place in the worldwide market due to the

Memry Corporation

May 12, 2005

expiration of important patents in Japan. This is opening up the opportunity for U.S. medical device companies to have their own products in this area, generally referred to as peripheral guide wires. This requires a polymer jacket or covering for the wires. This is a capability that Putnam is developing. Frankly it is an area in which demand for that kind of product is rising rapidly as the various players in the end markets try to come up with their own product. Putnam is helping others provide that product and we are expanding that capability to service the markets needs as well as the general capability.

But there is certainly more than ample opportunity for virtually everything that they do today to continue to grow at pretty good rate. Our investments are principally to enable them to do a great deal more of what is on the table in front of them right now.

Question:	Jim, I was just wondering. You had mentioned in the — in your opening remarks that about meeting customer expectations with regards to Putnam? And obviously it sounds like from the contribution to know in the top and the bottom from Putnam that you are able to possibly achieve an efficiency improvement that you have been to looking to do within Putnam. Are you able to do that? How much efficiency is left to improve, and so how much improvement is still left to be obviously achieved by gaining efficiency enhancements at the Putnam facility?

James Binch:	One of the big challenges that Putnam has had and continues to have is that a majority of the people requiring these kinds of product and components, often in new designs and new applications, need a rapid turnaround from their drawings to a finished product so they can see it,

Memry Corporation

May 12, 2005

evaluate it and then quickly evolve it to the next generation for the next design iteration. They typically like to see that in a two to three week period. That puts tremendous stress on any manufacturing operation where you have hundreds of new customized designs rolling through in any given month. Typically what happens is that one that requires 50 pieces interrupts the production flow of 1,000 or 10,000 pieces. That line can then easily get behind. To deal with this, you need to balance the full utilization all of the extrusion equipment available on a three-shift basis. This means hiring people and training those individuals to get better utilization out of the total competency of the organization.

In that respect, we have made significant progress in the last quarter. If one were to talk to either Jim Dandeneau, the president of Putnam or Dean Tulumaris, our chief operating officer, who is working closely together with Jim and the team at Putnam, it would be fair to say that the improvements we have made so far have been very encouraging. But we have got lots of room to go. We would expect that over the next six to nine months there will continue to be efficiency improvements rung out virtually every month as the capability gets broader and deeper. The most challenging aspect of the extrusion business is for those of us from Memry to have a significant appreciation for the skill set required to be a lead operator of an extrusion line that handles multiple different types of products. It requires at least a year or maybe a year and a half to get somebody up to the competency levels so they can be a productive lead. We are literally almost trying to double or triple the number of those people. The main item is the quality of people and the training and the skill set development. So, the issue here is more than capital per se.

Memry Corporation

May 12, 2005

Question:	Okay. And just two other quick questions. I believe one time either from a comment when we spoke together or comments on a conference call, that someone made comment about exiting possibly ‘05 with 6 million in cash, at the end of the quarter it was about 4.2 million. Would you feel comfortable saying that you are going to be able to achieve maybe 6 million at the end fiscal year ‘05?

James Binch:	I will let Bob handle that because, we break cash out separately now in two different buckets.

Robert Belcher:	I wouldn’t make a specific cash forecast, but our cash flow is healthy. One thing Jim said, I would point out, to make sure you notice that we have $4 million in cash noted as a current asset. There is another $1.5 million listed under other assets. These are cash collateral deposits acquired under our credit facility that we hold until we meet certain payments required under our term debt. So you know our company’s cash position is healthy. We have a revolver we have never drawn upon. I expect we will end up the end of fiscal year in pretty good shape. I’d also note that one of the current objectives over the next year will be to start cash flow, and other opportunities not withstanding, pay down some of our sub-debt.

Question:	Okay, just one final question, gentlemen, I apologize for going over the two question limit here you can flog me with a stick later but, will there be any change, you talked about expensing options, I believe, Jim you mentioned that in fiscal year ‘06 or maybe, it was Bob, but how — how might the company change that in the next year and how would you distribute the option? Well, —

Memry Corporation

May 12, 2005

Robert Belcher:	That is an area of discussion in Memry as it as in all public companies. I anticipate we will make some modification to the firm’s long-term incentive plan, which currently provides time-based ISOs to all employees. We are in the midst of discussions with our board and our compensation committee. Once we reach a final decision, we will make it known. But as I mentioned earlier, I want to make sure that that we all understand that whether it’s options or some form of stock or whatever it is, some items are cash items, some items are not. We are going to do what’s required and we will communicate it as soon as we make that final decision.

Question:	All right, thank you gentlemen, great quarter.

Operator:	We have no other questions in queue at this time.

James Binch:	Well, thank you very much. I appreciate your support for the call and ladies and gentlemen on the call, thank you for joining us this morning. We look forward to having you join us for the year-end and fourth quarter conference call. We look forward to giving you good, solid results for our fourth quarter. Until then, thank you very much. If anyone has questions directly for Bob or I, feel free to give us a call. Appreciated, and thank you very much, operator.

Operator:	Thank you, that concludes today’s conference, thank you for your participation, you may now disconnect.